Exhibit 99.1

RSP Permian, Inc. Appoints Barry Turcotte as Chief Accounting Officer

DALLAS, April 25, 2014 — RSP Permian, Inc. (the “Company”) announced today that Barry Turcotte joined the Company as Chief Accounting Officer, effective April 21, 2014. In his role at the Company, Mr. Turcotte will be responsible for all aspects of RSP Permian, Inc.’s accounting practices and financial reporting processes. He will report directly to the Company’s Chief Financial Officer, Scott McNeill.

With over 21 years of accounting experience, Mr. Turcotte had most recently served as Vice President of Accounting and Controller at Swift Energy Company, a publicly-listed oil and natural gas exploration and production company based in Houston, Texas, since December 2009.  Mr. Turcotte served as Assistant Controller at Swift Energy Company from April 2005 until November 2009 and served in other progressive positions of responsibility after joining Swift Energy Company in 2001. Mr. Turcotte is a Certified Public Accountant and received a Bachelor of Business Administration degree from the University of Houston in 1992 and a Master of Business Administration degree from the University of Houston in 2000.

About RSP Permian, Inc.

RSP Permian, Inc. is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of the Company’s acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, and Ector.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP”.  For more information, visit www.rsppermian.com.

Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP Permian, Inc. assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of the Company. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site are located at http://www.sec.gov. RSP Permian, Inc. undertakes no obligation to update or revise any forward-looking statement.